Exhibit 99.2

Freddie Mac
1551 Park Run Drive
McLean, VA 22102

August 1, 2012

VIA OVERNIGHT DELIVERY
AND E-MAIL

Curt Culver	Curt Culver
Chairman and CEO	Chairman and CEO
MGIC Indemnity Corporation	Mortgage Guaranty Insurance Corporation
250 East Kilbourn Avenue	250 East Kilbourn Avenue
Milwaukee, WI 53202	Milwaukee, WI 53202

Re: Mortgage Guaranty Insurance Corporation (“MGIC”) and MGIC Indemnity Corporation (“MIC”)

Dear Mr. Culver:

This letter is in response MGIC’s request made by letter dated July 24,2012, that Freddie Mac authorize MGIC to use MIC to write business in seven states in addition to those permitted by Freddie Mac’s January 23, 2012 letter attached hereto as Exhibit A (the “January Letter”).

Freddie Mac will temporarily authorize MGIC to use its subsidiary, MIC to write new insurance business in the states of California, Florida, New Jersey, North Carolina, Ohio, Oregon and Texas through December 31,2012, subject to the following conditions:

1.	The HC, as defined in the January Letter, must contribute $200 million in cash and cash equivalents to MGIC by September 30, 2012;

2.	Settlement discussions regarding resolution of the pool policy dispute currently the subject of litigation between MGIC and Freddie Mac must begin immediately and reach agreement as to substantially all terms by October 31, 2012;

3.	OCI, as defined in the January Letter, must provide to Freddie Mac no later than December 31, 2012, written confirmation that the capital of MIC will be available to MGIC for the uninterrupted payment of claims in full by MGIC of all policyholder obligations without segregation of those obligations. Specifically and without limiting the generality of the foregoing, OCI confirms that it will not (i) deny any request by MIC to make dividend payments to MGIC, whether on an ordinary or extraordinary basis and/or (ii) prohibit MIC’s satisfaction of a demand for payment by either MGIC, Freddie Mac or any other policyholder;

4.	MGIC, the HC and MIC must continue to comply with all terms and conditions of the January Letter and this letter; and

5.	Except as specifically amended herein, all terms and conditions of the January Letter remain in full force and effect.

August 1, 2012

Nothing contained in this letter constitutes a waiver by Freddie Mac of its right to determine in its sole discretion the initial or continued eligibility, or any condition imposed thereon, of any entity for approved insurer status under Freddie Mac ‘s Private Mortgage Insurer Eligibility Requirements (“ERs”) as amended from time to time.

Freddie Mac reserves the right to withdraw this letter and any approval granted pursuant hereto, at any time. Freddie Mac reserves all rights to discontinue or restrict approved insurer status as it deems necessary, including without limitation to take the same adverse action against both entities in accordance with the provisions of paragraph 14 of the January Letter, in its sole discretion. As stated in Freddie Mac’s ERs, Freddie Mac reserves the right to modify the terms of those requirements, at any time without notice.

Sincerely,

/s/ Gina Healy
Gina Healy
Vice President, Special Asset Workout, Mortgage Insurance

Cc: Donald Layton

Paige Wisdom

Robert Izzo

Deborah Phillips

Stephen Murphy

Jeffrey Spohn

Chris Dickerson

Bradford Martin

Enclosure: Exhibit A: “The January Letter” *

*	For a copy of this enclosure, refer to Exhibit 99.4 to our Form 8-K filed with the SEC on January 24, 2012.